Exhibit 99.1

Applied Industrial Technologies Reports

Record Sales and Earnings for

Fiscal 2011

CLEVELAND, Ohio, August 9, 2011 – Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2011 year ended June 30, 2011.

Fiscal 2011 full-year sales were a record $2,212,849,000, up 16.9% from fiscal 2010 sales of $1,893,208,000. Net income for the year was a record $96,759,000, or $2.24 per share, compared with $65,903,000, or $1.54 per share in fiscal 2010, an increase in net income of 46.8%.

Quarterly performance also set new records with net sales for the fourth quarter of $589,861,000, up 12.8% from $523,071,000 in the prior-year quarter. Net income for the quarter was $28,275,000 or $0.65 per share, up 2.1% from $27,704,000 or $0.64 in the same quarter last year. Comparing 2011 fourth quarter net income to the same period last year, 2011 included $4.8 million of expense for the development of Applied’s new ERP system, an expense which did not occur in fiscal 2010. Additionally, last year’s fourth quarter net income was bolstered by a substantially higher LIFO layer liquidation benefit.

Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, “We had an excellent year, turning in our highest year-over-year percentage sales increase since 1998, and exceeding all expectations on net income. Our sales growth initiatives during the year were very effective and, combined with our attention to detail and our balanced approach to operating fundamentals, enabled us to generate strong earnings growth.

“For the second year in a row, our asset management efforts positioned us to record LIFO benefits and provided excellent cash flow. We ended the year debt free, which puts us in an excellent position to pursue accretive acquisitions.

“We have made good progress on our ERP implementation. We are on-time and on-budget as I would have expected given our advance planning and the level of oversight we have extended to the project.” Pugh continued, “First implementation with certain of our Canadian businesses is expected by calendar year end, and we will then roll it out to other North American businesses over the next two years. We fully expect that the new system will contribute to greater productivity, enhanced profitability, improved visibility, and more efficient overall operation of Applied’s business.

“Looking forward, we believe we’ll see continued improvement in our results, although at a slower pace than we have recently experienced due to tougher comparables and a weaker industrial economy. Based on these expectations, we are providing earnings per share guidance for fiscal 2012 in the range of $2.40 to $2.55, on expected sales of $2.35 billion to $2.45 billion.”

During the quarter, the Company purchased 46,800 shares of its common stock in open market transactions for $1.6 million. For the full fiscal year, purchases totaled 189,600 shares for $6.1 million. At June 30, 2011, the Company had remaining authorization to purchase 647,600 additional shares.

Applied will host its conference call for investors and analysts at 11 a.m. ET, today. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Benjamin J. Mondics, and Vice President & CFO Mark O. Eisele. To join the call, dial 1-800-774-6070 (for US/Canada callers) or 1-630-691-2753 (for International callers) prior to the scheduled start using passcode 6908413. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 (for US/Canada callers) or 1-630-652-3042 (International) using passcode 6908413.

With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2011, Applied posted sales of $2.2 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “believe,” “will,” “guidance,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

Net Sales	$589,861	$523,071	$2,212,849	$1,893,208
Cost of sales	420,719	370,054	1,599,739	1,377,486

	169,142	153,017	613,110	515,722
Selling, distribution and administrative, including depreciation	124,528	106,548	462,347	405,672

Operating Income	44,614	46,469	150,763	110,050

Interest expense, net	34	1,537	1,668	5,458

Other (income) expense, net	(384)	217	(3,793)	(425)

Income Before Income Taxes	44,964	44,715	152,888	105,017

Income Tax Expense	16,689	17,011	56,129	39,114

Net Income	$28,275	$27,704	$96,759	$65,903

Net Income Per Share - Basic	$0.67	$0.65	$2.28	$1.56

Net Income Per Share - Diluted	$0.65	$0.64	$2.24	$1.54

Average Shares Outstanding - Basic	42,504	42,352	42,433	42,312

Average Shares Outstanding - Diluted	43,267	43,076	43,254	42,861

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

During the quarter and year ended June 30, 2011, the Company recorded overall LIFO benefits of $2.8 million and $5.3 million, respectively and the LIFO reserves were reduced by the same amounts. These reductions resulted from some effective supplier price decreases in the first half of our fiscal year as well as LIFO layer liquidation benefits (of $9.6 million for the quarter and $12.3 million for the year) from certain inventory quantity levels decreasing. If inventory levels had remained constant, additional LIFO expense in the amount of the layer liquidation would have been recorded.

In the prior year, overall LIFO benefits were $16.2 million for the quarter and were $23.5 million for the year. These benefits resulted from decreases in inventory quantities which generated LIFO layer liquidation benefits of $23.1 million for the quarter and $42.7 million for the year to date.

(2) During the year end June 30, 2011, the Company received death benefits under two life insurance policies and realized a gain (included in other (income) expense, net) of $1.7 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2011	June 30, 2010

Assets
Cash and cash equivalents	$91,092	$175,777
Accounts receivable, net of allowances of $7,016 and $6,379	290,751	246,402
Inventories	204,066	173,253
Other current assets	33,005	23,428

Total current assets	618,914	618,860
Property, net	69,014	58,471
Intangibles, net	89,551	85,916
Goodwill	76,981	63,405
Other assets	60,471	64,868

Total Assets	$914,931	$891,520

Liabilities
Accounts payable	$108,509	$94,529
Short-term debt		75,000
Other accrued liabilities	106,179	101,803

Total current liabilities	214,688	271,332
Other liabilities	66,680	65,149

Total Liabilities	281,368	336,481

Shareholders’ Equity	633,563	555,039

Total Liabilities and Shareholders’ Equity	$914,931	$891,520

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(In thousands)

	Year Ended June 30,
	2011	2010

Cash Flows from Operating Activities
Net income	$96,759	$65,903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property	11,234	11,465
Amortization of intangibles	11,382	10,151
Amortization of stock options and appreciation rights	2,473	3,020
Gain on sale of property	(765)	(198)
Other share-based compensation	3,379	2,361
Changes in assets and liabilities, net of acquisitions	(54,433)	86,710
Other, net	6,813	4,912

Net Cash provided by Operating Activities	76,842	184,324

Cash Flows from Investing Activities
Property purchases	(20,431)	(7,216)
Proceeds from property sales	1,326	532
Net cash paid for acquisition of businesses, net of cash acquired	(30,504)	(100)
Other	1,722

Net Cash used in Investing Activities	(47,887)	(6,784)

Cash Flows from Financing Activities
Repayments under revolving credit facility	(50,000)	(5,000)
Long-term debt repayments	(25,000)
Purchases of treasury shares	(6,085)	(3,929)
Settlements of cross currency swap agreements	(12,752)
Dividends paid	(29,751)	(25,416)
Excess tax benefits from share-based compensation	6,404	2,492
Exercise of stock options and appreciation rights	661	1,339

Net Cash used in Financing Activities	(116,523)	(30,514)

Effect of Exchange Rate Changes on Cash	2,883	1,109

(Decrease) increase in cash and cash equivalents	(84,685)	148,135
Cash and cash equivalents at beginning of period	175,777	27,642

Cash and Cash Equivalents at End of Period	$91,092	$175,777